UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2016

RADISYS CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-26844	93-0945232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5435 NE Dawson Creek Drive
Hillsboro, Oregon	97124
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (503) 615-1100

No Change
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 19, 2016, Radisys Corporation (the “Company” or “Radisys”) entered into a Credit Agreement (the “Credit Agreement”) with Silicon Valley Bank (“SVB”), as administrative agent, and the other lenders party thereto. The Credit Agreement replaces the Company’s Third Amended and Restated Loan and Security Agreement with SVB, dated March 14, 2014 (as amended, the “Prior Credit Agreement”). A principal amount of $10.0 million was borrowed under the Credit Agreement on September 19, 2016. The proceeds of the borrowing and cash on hand were used to repay in full the outstanding balance under the Prior Credit Agreement and for general corporate purposes.

The Credit Agreement provides for a revolving loan commitment of $55.0 million and has a stated maturity date of September 19, 2019. The Credit Agreement includes a $10.0 million sub-limit for swingline loans and a $10.0 million sub-limit for letters of credit. The Credit Agreement also includes an accordion feature that allows the Company, at any time, to increase the aggregate revolving loan commitments by up to an additional $25.0 million, subject to the satisfaction of certain conditions, including obtaining the lenders’ agreement to participate in the increase. Borrowings under the Credit Agreement are subject to a borrowing base, which is a formula based upon certain eligible accounts receivable plus up to $5.0 million if the Company’s Liquidity (as defined in the Credit Agreement) is above $20.0 million in any intraquarter month and $25.0 million for the last month of a fiscal quarter, measured as of the last day of the applicable month.

Outstanding borrowings under the revolving loan commitment bear interest at a per annum rate based upon the Company's Availability, which means the quotient of the amount available for borrowings under the Credit Agreement divided by the lesser of the total commitment and the borrowing base, calculated as a daily average over the immediately preceding fiscal month. The per annum interest rate under the Credit Agreement is determined as follows:

•	When Availability is 70% or more, the interest rate is the prime rate (as published in Wall Street Journal) plus 0.25%;

•	When Availability is 30% or more and less than 70% , the interest rate is the prime rate plus 0.50%; and

•	When Availability is below 30%, the interest rate is the prime rate plus 0.75%.

Under the Credit Agreement, the Company is required to pay an annual administrative fee, a commitment fee based on the average unused portion of the revolving credit commitment, and certain other fees in connection with letters of credit. If the Company reduces or terminates the revolving loan commitment under the Credit Agreement prior to September 19, 2017, the Company is required to pay a cancellation fee equal to 0.75% of the total revolving loan commitment.

The Credit Agreement requires that the Company comply with includes financial covenants pertaining to maintaining a minimum monthly Liquidity of $15.0 million as of the last date of the first and second month of any fiscal quarter and $20.0 million as of the last day of the third month of any fiscal quarter. Additionally, the Credit Agreement requires the Company to maintain a minimum Adjusted EBITDA as specified in the Credit Agreement.
The Credit Agreement contains a number of covenants that, among other things, limit the Company's and its subsidiaries' ability to:

•	incur additional indebtedness;

•	create liens on any assets;

•	pay dividends, redeem shares of capital stock or make certain restricted payments; and

•	consummate certain asset sales, merger or consolidations or enter into new material lines of business.

The Credit Agreement also requires the Company to make certain representations and warranties and comply with certain agreements that are customary in credit agreements of this type. All obligations under the Credit Agreement are unconditionally guaranteed by its wholly owned subsidiary, Radisys International LLC. The obligations under the Credit Agreement are secured by a first priority lien on the assets of the Company and the subsidiary guarantor. If the Company acquires or forms a material U.S. subsidiary, then that subsidiary will also be required to guarantee the obligations under the Credit Agreement and grant a first priority lien on its assets.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

Exhibit Number	Description
10.1	Credit Agreement, dated September 19, 2016, between Radisys Corporation, as borrower, Silicon Valley Bank, as administrative agent, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADISYS CORPORATION
Date:	September 21, 2016	By:	/s/ Jonathan Wilson
Jonathan Wilson
Chief Financial Officer and Vice President of Finance (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Credit Agreement, dated September 19, 2016, between Radisys Corporation, as borrower, Silicon Valley Bank, as administrative agent, and the other lenders party thereto.